Exhibit T3A2

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:22 PM 11/25/2013
FILED 02:13 PM 11/25/2013
SRV 131346877 - 5438232 FILE

CERTIFICATE OF FORMATION

OF

ACI TERMINAL, LLC

This Certificate of Formation of ACI TERMINAL, LLC (the “Company”) is being duly executed and filed by the undersigned authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. 18-101, et seq.), as amended.

FIRST. The name of the limited liability company formed hereby is ACI Terminal, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation of ACI Terminal, LLC this 25th day of November, 2013.

ARCH WESTERN RESOURCES, LLC

By:	/s/ Jon S. Ploetz
Name: Jon S. Ploetz
Title: Secretary of Arch Western Resources, LLC

Being the Sole Member and Organizer